Contact Information
4100 N. Fairfax Dr., Ste. 1150 Arlington, VA 22203-1664 Phone: (703) 528-7073	Hawk Associates, Inc. Frank N. Hawkins, Jr. or Julie Marshall Phone: (305) 451-1888 E-mail: info@hawkassociates.com

PRESS RELEASE

Homeland Security Capital Corporation
Acquires SecurityInc and Affiliate
Companies

Total Deal Expected to Generate Revenue More Than $7M in 2007

Arlington, VA, August 23, 2006 -- Homeland Security Capital Corp. (OTC Bulletin Board: HMSC), a company engaged in the acquisition, development and consolidation of homeland security-related businesses, announced today that it has acquired Milwaukee-based SecurityInc, LLC and two affiliate companies in a merger transaction with Security Holding Corp., a newly formed subsidiary of Homeland Security Capital. Terms of the transaction were not disclosed.

SecurityInc is a single-source manufacturer of electronic access control solutions using active radio frequency identification (RFID) technology. These systems are designed for use by the commercial and government sectors. The company markets its products through an established network of system integrators and authorized distributors.

As part of the transaction, Homeland Security Capital will also acquire SecurityInc’s two affiliate companies Cyberlynk, an IT support company for enterprise applications, and AAID Security Solutions, a Georgia-based leading active RFID solutions supplier. Homeland Security Capital will own a controlling interest in Security Holding Corp.

In total, the acquired companies generated approximately $3 million in revenues in 2005 and are expected to produce more than $7 million in 2007.

Joel Konicek, founder of SecurityInc and CEO of Security Holding Corp., said, “We expect to continue building profitable market share in the fast-growing RFID solutions sector, which we believe will exceed $4.4 billion in sales by 2008. With more than 2,000 installed systems, AAID already has one of the largest installed bases of active RFID product solutions in the United States. This is an outstanding platform from which to build a significant RFID-enabled solutions company in a highly fragmented industry.”

This transaction is the second acquisition made by Homeland Security Capital Corp. in 2006. So far this year, Homeland Security Capital acquired Nexus Technologies Group and has signed a letter of intent to acquire Viscom Systems.

C. Thomas McMillen, Homeland Security Capital chairman and CEO, said, “This is an important step in our plan to build a strong portfolio of companies in the homeland security industry. We are particularly pleased to have Joel Konicek as part of our team. As founder of Northern Computers, he brings not only proven operating experience but substantial knowledge of the industry that will be invaluable to us going forward.”

Konicek said, “I will work with Tom to build our companies and help create shareholder value. We have numerous opportunities for growth. Being part of Homeland Security Capital provides us with valuable new resources that should enable us to expand and take advantage of consolidation opportunities and participate more effectively in the homeland defense effort.”

About SecurityInc

SecurityInc, LLC is a Milwaukee-based company that includes a management and engineering team with more than 100 years of combined experience in the RFID, security and access control industries. The company offers full solutions for access control, asset protection and asset tracking for commercial, institutional and government clients. Many of the professionals on the SecurityInc team are originators of the security industry’s leading systems and products. For more information, visit http://www.securityinc.com .

About AAID Security Solutions

AAID is a manufacturer and master distributor of RFID-enabled solutions for residential, commercial and government sectors. The company markets its products through a network of strategic partners including OEMs, distributors, VARs, system integrators and installing dealers. Pete Martin is the founder and president of AAID. The company has been supplying its strategic partners with ultra long-range tags and readers for more than six years and has more than 2,000 worldwide installations. For more information, visit http://www.autoaccessid.com .

About Cyberlynk

Cyberlynk provides redundant server applications, IT and router support infrastructure, FTP site hosting and spam and virus removal services. Founded in 1995, Cyberlynk currently serves over 1,500 customers with a variety of products, services and support. Adam Hobach is president of Cyberlynk. For more information, visit http://www.cyberlynk.net .

About Homeland Security Capital Corporation

Homeland Security Capital is a consolidator in the fragmented homeland security industry. The company is focused on creating long-term value by taking controlling interest and developing its subsidiary companies through superior operations and management. The company is headed by former Congressman C. Thomas McMillen, who served three consecutive terms in the U.S. House of Representatives from the 4th Congressional District of Maryland. Homeland Security Capital intends to operate businesses that provide homeland security products and services solutions, growing organically and by acquisitions. The company is targeting emerging companies that are generating revenues but face challenges in scaling their businesses to capitalize on homeland security opportunities. The company will enhance the operations of these companies by helping them generate new business, grow revenues and improve cash flows. For more information, visit http://www.hscapcorp.com .

An investment profile of Homeland Security Capital may be found at
http://www.hawkassociates.com/homelandsecurity/profile.php.

For investor relations information regarding Homeland Security Capital, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com .

Forward-looking statement: This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address future activities, performance, events or developments, are forward-looking statements. Although Homeland Security Capital Corp. believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results or developments may differ materially from those in the forward-looking statements.

Company Contact:
Homeland Security Capital Corp.
C. Thomas McMillen
(703) 528-7073
tmcmillen@hscapcorp.com

Investor Relations:
Hawk Associates Inc.
Frank Hawkins or Julie Marshall
(305) 451-1888
info@hawkassociates.com